Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of December 14, 2020, by and between Laxminarayan Bhat, Ph.D. (the “Executive”) and Reviva Pharmaceuticals Holdings, Inc. (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.           Term of Employment. The Executive’s employment hereunder shall be effective as of July 20, 2020 (the “Effective Date”) and shall continue thereafter unless terminated earlier pursuant to this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.           Position and Duties.

2.1            Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibility as are consistent with the Executive’s position.

2.2            Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to serve on up to an aggregate of two (2) corporate boards or advisory boards, provided that such activities do not, individually or in the aggregate, conflict with the performance of the Executive’s duties under this Agreement and do not cause the Executive to violate the commitment above to devote substantially all of his business time and attention to his duties hereunder. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.            Place of Performance. The principal place of Executive's employment shall be the Company’s principal executive office which will be located in Cupertino, California; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.           Compensation.

4.1          Base Salary. The Company shall pay the Executive an annual rate of base salary of $400,000 (Four Hundred Thousand Dollars) in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2          Annual Bonus. The Executive will be eligible for an incentive bonus for each fiscal year of the Company, based on objective or subjective criteria established and approved by the Compensation Committee of the Board (the “Committee”). The Executive will have an opportunity to provide input to the Board and/or Committee with regard to the selection of such criteria, which will be established within a reasonable time period following the first day of the applicable bonus period. The Executive’s target bonus (“Target Bonus”) will be equal to up to fifty percent (50%) of Base Salary as in effect during each fiscal year assuming all milestones set by the Committee are met as determined where subjective in the sole discretion of the Board. Any consent, approval, determination or decision of the Board required in this Agreement shall be a majority of the Board (excluding the Executive where the matter involves the Executive.)

4.3          Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Company’s equity incentive plan(s) or any successor plan, subject to the terms of the plan(s), as determined by the Board.

a.	The Company Stock Option Program will provide for stock options subject to vesting in an amount equal to 5% (five percent) of the outstanding common stock of the Company to be divided among the participants in the program.

b.	In its sole discretion, the Company will determine in its sole discretion the number of shares of Company stock on which Executive will be granted an option to purchase shares and the terms of such option grant.

c.	Any option the Company chooses to grant will vest at the rate of one-twelfth (1/12th) every three months after the option is awards over a three-year period and will be subject to an option plan to be adopted by the Company and to the terms of an award agreement. The Company shall have complete discretion to set the terms of any option plan and any option award agreement.

4.4          Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.5          Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other senior executives of the Company consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6          Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time-off for holidays and sick leave in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.7          Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.8          Indemnification.

(a)            In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees) other than the Executive’s willful misconduct. Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)            During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

5.           Termination of Employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1         For Cause or Without Good Reason.

(a)          The Executive’s employment hereunder may be terminated by the Company for Cause, or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)            any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

(ii)           reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii)          such employee benefits (including equity compensation if vested), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b)          For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith:

(i)            the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)           the Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii)          the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)          the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes embezzlement, misappropriation, or fraud, or a misdemeanor involving moral turpitude;

(v)           the Executive’s violation of a material policy of the Company;

(vi)          the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(vii)         the Executive’s material breach of any material obligation under this Agreement.

(c)          For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)          Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fourteen (14) calendar days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of fourteen (14) calendar days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect. The Company may place the Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

(e)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)            a material reduction in the Executive’s Base Salary or Target Bonus opportunity, provided it is not Good Reason as to the Target Bonus opportunity to the extent the Committee annually or otherwise revises the milestones needed to be met for a Target Bonus opportunity, so long as such revisions do not apply to a Target Bonus opportunity for the current fiscal year;

(ii)           a relocation of the Executive’s principal place of employment by more than thirty (30) miles;

(iii)          any material breach by the Company of any material provision of this Agreement;

(iv)          the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)            the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected as a director;

(vi)           a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; and

(vii)          a “Change in Control” as defined below herein.

(f)           The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds; provided, however, that such period shall be extended to six (6) months after the first occurrence of applicable grounds for Good Reason following a “Change in Control.”

5.2         Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company and currently expected to be substantially in the form annexed hereto as Exhibit “A” (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date (such 30-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)            Eighteen (18) months of the Executive’s Base Salary plus one and one-half times annual Target Bonus payable in equal installment in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall begin within 14 days after the end of the Release Execution Period; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b)            Executive shall receive twelve (12) months of service credit under all outstanding unvested equity incentive awards and cash incentive payments granted to the Executive during the Employment Term based on actual performance; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code (“Section 409A”) shall remain in effect; and

(c)          If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer or other source.

(d)          In the event Executive’s employment is terminated without Cause or Executive resigns for good reason after the third anniversary of the Effective Date: (i) Executive’s payments under Section 5.2(a) shall be six (6) months of base salary and one-half of Executive’s annual Target Bonus amount; and (ii) under Section 5.2(b), Executive shall receive six (6) months of service credit under all outstanding equity incentive awards and cash payments referred to in Section 5.2(b).

5.3          Death or Disability.

(a)          The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)          If the Executive's employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)            the Accrued Amounts; and

(ii)           a lump sum payment equal to eighteen (18) months’ Base Salary and Target Bonus.

(c)          Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(d)          For purposes of this Agreement, “Disability” shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. Any period for vesting shall be tolled and not included during a Disability period.

5.4          Change in Control Termination.

(a)          Notwithstanding any other provision contained herein, in the event of a change in control, if the Executive's employment hereunder is terminated by the Executive for Good Reason, or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s execution of a Release as described in Section 5.2 of this Agreement, the Executive shall be entitled to receive the following:

(i)            a lump sum payment equal to 1.5 times the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs; and

(b)          Notwithstanding the terms of any equity or cash incentive plans or any applicable award agreements:

(i)            all outstanding unvested equity incentive awards and cash incentive payments granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term and the restrictions thereon shall lapse and become payable at the greater of actual performance or target; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and

(c)          the COBRA payments provided for in Section 5.2(b) of this Agreement;

(d)          For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)            one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the t total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total voting power of the Company's stock and acquires additional stock;

(ii)           one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing over thirty percent (30%) of the total voting power of the stock of such corporation;

(iii)          a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)          the sale of all or substantially all of the Company's assets.

(v)           Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

5.5          Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with notice provisions of this Agreement. The Notice of Termination shall specify:

(a)          The termination provision of this Agreement relied upon;

(b)          To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)          The applicable Termination Date.

5.6          Termination Date. The Executive’s “Termination Date” shall be:

(a)          If the Executive’s employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)          If the Executive’s employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)          If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)          If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination.

(e)          If the Executive terminates his/her employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination; and

(f)           Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7         Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 5.2(b), any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.8         Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.            Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date, with a four (4)-hour minimum daily amount.

7.            Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1          Confidential Information Defined.

(a)          Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence. The term “Company Group” shall mean, for purposes of this Agreement, the Company and its parent companies, affiliates, subsidiaries, partners, and limited partners.

i)	The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

ii)	The Executive understands and agrees that Confidential Information includes information developed by him/her in the course of his/her employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such knowledge of the public is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)          Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of real estate investment management. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)          Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of a majority of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board. in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order, provided that the Executive uses reasonable efforts to give the Company notice of its disclosure so that the Company at its own expense can seek to avoid or narrow the disclosure required.

(d)          Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i)           The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)           is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)            is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)          If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:

(A)           files any document containing trade secrets under seal; and

(B)            does not disclose trade secrets, except pursuant to court order.

8.            Remedies. In the event of a breach or threatened breach by the Executive of Section 7, of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

9.           Arbitration.

9.1          Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions/Employee's employment with Employer, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before The American Arbitration Association (“AAA”) to be held in Santa Clara County, California before a single arbitrator, in accordance with the then-current AAA Employment Arbitration Rules. By initialing below, Employee agrees to waive all rights to a jury trial. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator's award is based. Employer will pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney's fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys' fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

9.2          This Agreement to arbitrate is freely negotiated between Employee and Employer and is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

/s/ LB By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

10.          Proprietary Rights.

10.1        Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his/her employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company. The assignment provisions in this Section 10 shall apply only to “Employer Inventions” as defined herein and shall not apply to any invention covered by Section 2870 of the California Labor Code, a copy of which is annexed hereto as Exhibit “B.” Employer Inventions shall mean any Invention that meets any one of the following criteria:

(i)            Relates, at the time of conception or reduction to practice of the Invention to: (A) the Employer's business, project or products, or to the manufacture or utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Employer.

(ii)           Results from any work performed directly or indirectly by the Employee for the Employer.

(iii)          (Results, at least in part, from the Employee's use of the Employer's time, equipment, supplies, facilities or trade secret information.

(iv)          Provided, however, that an Employer Invention shall not include any Invention which is developed entirely on the Employee's own time without using the Employer's equipment, supplies, facilities or trade secret information, and which is not related to the Employer's business (either actual or demonstrably anticipated), and which does not result from work performed for the Employer.

10.2        For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

10.3        Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

10.4        Further Assurances; Power of Attorney. During and after his/her employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his/her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

10.5        No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him/her by the Company.

11.          Security.

11.1        Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company Group intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company Group facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he/she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company Group property or materials by others.

11.2        Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with his/her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company Group devices, networks, storage locations, and media in the Executive's possession or control.

12.          Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Employment Term for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive during Executive’s Employment Term and for a period of five (5) years after Executive’s employment ends, for any reason. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during, and the five-year period following, the Employment Term, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses. Following the the fifth anniversary of the end of the Employment Term, any Permitted Uses will require the Executive’s prior approval, which may be given or withheld in the Executive’s sole discretion.

13.          Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles, except for the arbitration provisions which shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-4.

14.          Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a majority of the Board of the Company or its designee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16.          Severability.

16.1        Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

16.2        The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

16.3        The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.          Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.          Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.          Section 409A.

19.1        General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of noncompliance with Section 409A.

19.2        Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his/her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

19.3        Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)          the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)          any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)          any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.          Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

21.          Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

19925 Stevens Creek Blvd., Suite 100

Cupertino, CA 95014

Attn: Board of Directors

If to the Executive:

Address on the most recent Form W-4

On file with the Company

22.          Representations of the Executive. The Executive represents and warrants to the Company that:

23.1       The Executive’s acceptance of employment with the Company and the performance of his/her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he/she is a party or is otherwise bound.

23.2       The Executive’s acceptance of employment with the Company and the performance of his/her duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

23.          Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

24.          Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25.          Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Reviva Pharmaceuticals Holdings, Inc.

By	/s/ Narayan Prabhu
	Name:	Narayan Prabhu
	Title:	Chief Financial Officer

/s/ Laxminarayan Bhat
Laxminarayan Bhat, Ph.D., Executive

[Signature Page to L. Bhat Employment Agreement]

EXHIBIT A

General Release and Covenant Not to Sue

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

1.            Laxminarayan Bhat, Ph.D., (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that employment agreement dated as of July 20, 2020, and effective as of December 14, 2020 (the “Employment Agreement”) by and between Executive and Reviva Pharmaceuticals Holdings, Inc. (“Company”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present employees, officers, directors, representatives and agents of any of them, including but not limited to the Company (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to his employment with the Company or the termination thereof or her service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Releasees or any insurance coverage under any directors and officers insurance or similar policies.

2.            Executive further agrees that her General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

3.            In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to release all such matters fully, finally and forever, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4.            Executive agrees that at any time following the date hereof he will not make, endorse or solicit and shall use all reasonable endeavors to prevent the making, endorsing or soliciting of any disparaging or derogatory statements whether or not the statements are true, whether in writing or otherwise concerning the Company or its past or current directors or officers and the Company undertakes that at any time following the date hereof its senior executives will not make, endorse or solicit and shall use all reasonable endeavors to prevent the making, endorsing or soliciting of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Executive or Executive’s work on behalf of the Company, excluding in all events any statements required to be made by law, regulation or under the public disclosure requirements of any jurisdiction. Nothing herein shall prevent Executive from making a report, or bringing a claim, to any governmental agency, including the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, or the Attorney General of the State where the Executive resides, provided, however, that Executive may not personally win any damages or other relief as a result of any such reports or claims. Nothing herein shall restrict the Company, its affiliates or any of their employees, officers, directors, agents or representatives from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action by the Company or any of their affiliates

5.            This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State without regard to principles of conflicts of laws.

6.            Waiver of California Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Agreement. Accordingly, Executive expressly waive all rights under Section 1542 of the California Civil Code, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Executive acknowledges that the Executive may later discover claims or facts in addition to or different from those which the Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive waives any and all Claims that might arise as a result of such different or additional claims or facts.

7.            To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue.  To cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue.  If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement and known as Severance, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto. Executive is hereby advised to seek legal counsel prior to signing this General Release and Covenant Not to Sue.

8.            Executive acknowledges and agrees that Executive has entered this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this 14th day of December 2020.

/s/ Laxminarayan Bhat

Laxminarayan Bhat, Ph.D.

[Signature Page to General Release and Covenant Not to Sue]

Exhibit B

West's Ann.Cal.Labor Code § 2870

§ 2870. Employment agreements; assignment of rights

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or his rights in an invention to his or his employer shall not apply to an invention that the employee developed entirely on his or his own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Credits

(Added by Stats.1979, c. 1001, p. 3401, § 1. Amended by Stats.1986, c. 346, § 1; Stats.1991, c. 647 (S.B.879), § 5.)